Global Gold Corporation o 45 East
                       Putnam Avenue o Greenwich, CT 06830
                     Phone: 203.422.2300 o Fax: 203.422.2330



 Global Gold to Acquire 100% of Tukhmanuk Mine in Armenia Ahead of Schedule and
              Commences Production-Government Approves Mining Plan

Greenwich, CT--August 2, 2006 --Global Gold Corporation (OTCBB-GBGD) (www.globalgoldcorp.com) today announced the planned acquisition of the remaining 49% of Mego-Gold, LLC, the company holding the licenses to the Tukhmanuk mine and exploration areas in Armenia. According to the August 1, 2005 acquisition agreement, Global Gold Mining, LLC acquired a 51% interest for $1.5 million and was to pay another $2 million by August 1, 2007; the agreement, amended as of July 19, 2006, allows for the acquisition of the remaining 49% in exchange for $1 million and 500,000 shares of Global Gold Corporation's stock.

The Tukhmanuk property consists of over 4,100 hectares in the Aparan region. The property hosts numerous quartz veins with gold and polymetallic mineralization. The presence of the mineralized zones suggested by the existing maps have been confirmed by field mapping in the 1st quarter of this year and detailed mapping is ongoing to define and surface sample the mineralized zones to 1:10,000 scale. Historical GKZ (State Committee on Reserves) records in the P1, C1 and C2 categories indicate a target of 12.1 million tonnes of mineralization, averaging
6.74 g/t gold and 30.79 g/t  silver,  including  2.6  million  oz/gold  and 11.9
million   oz./silver.   Global  Gold  is  updating   the   categories   of  this
mineralization.

The existing gravity concentration plant has been serviced and upgraded to full capacity with the addition of a new drive motor for the second mill and additional tails recirculation line to attempt to improve recovery. A fully functional sample preparation facility has been installed with western standard equipment including AAS (Atomic Absorption Spectrometry) analysis capability for plant and grade control samples.

Two Caterpillar 325 excavators, a Caterpillar D9R bulldozer, 2 x 20 tonne GRAZ trucks and a grader have recently been purchased for use in addition to equipment previously purchased for the open pit mining of the oxide zone above the Armenian approved C1/C2 category mineralization. A mining plan has been submitted and approved by the relevant Armenian Governmental authorities for the mining and processing of an expected 150,000 tonnes of oxide material over a 2 year period. Production has commenced, and full plant commissioning is anticipated in October.

Drilling of the C1/C2 category mineralization is also in progress with a program of 10,000 meters planned to confirm the resource and carry out western standard reserve/resource estimation at year end; 2,500m of drilling have been completed to date. The terms of the amended acquisition agreement for Mego Gold provide for the payment of the $1 million and delivery of 500,000 shares of Global Gold Corporation on or before August 19, 2006 and also contain a contingency allowing the sellers to sell back the 500,000 shares on or before September 15, 2007 for a payment of $1 million if Global Gold Corporation stock is not traded at or above $2.50 at any time between July 1, 2007 and August 31, 2007.

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                        Global Gold Corporation o 45 East
                       Putnam Avenue o Greenwich, CT 06830
                     Phone: 203.422.2300 o Fax: 203.422.2330



To date, Global Gold has focused it activities at Tukhmanuk, Hankavan and surrounding areas in the North Central Armenian belt. At Hankavan, a drill program is underway to follow up on the 2005 drill program. Global Gold is also conducting exploration at Getik in Northern Armenia and holds joint venture interests with Iberian Resources at the southern Armenian Marjan and Litchkvaz projects. Global Gold Corporation also owns a twenty percent participation right in any new exploration undertaken in Armenia by Sterlite Gold Limited or its successors.

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Former Soviet country estimations are presented for historical reporting and to provide a basis for assessing Global Gold's choices for its business activities and not to be understood as indicating the existence of reserves or resources.

Global Gold Corporation is an international gold mining, development and exploration company with mining properties in Chile and Armenia. Global Gold Corporation is located at 45 East Putnam Avenue, Greenwich, CT 06830. The main phone number is 203-422-2300. More information can be found at www.globalgoldcorp.com.

         Contact: Drury J. Gallagher, Chairman-- ggc@globalgoldcorp.com